FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
July 19, 2013	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Names
Cindy L. Konich President - CEO

Indianapolis, Indiana…The Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) announced today that it has appointed Cindy L. Konich as President - Chief Executive Officer, effective July 22, 2013.

Ms. Konich joined the FHLBI in 1984 as Cash Manager and has earned several promotions, including Assistant Vice President - Financial Planning Manager in 1987, Vice President - Treasurer in 1995, First Vice President - Treasurer in 2005 and Senior Vice President - Chief Financial Officer in 2007. In 2010, she was promoted to Executive Vice President, Chief Operating Officer - Chief Financial Officer with responsibility for financial management, information technology, and corporate communications and planning functions.

“Cindy's long-standing commitment to the FHLBI, along with her expertise in the financial markets and extensive knowledge about the Federal Home Loan Bank System, made her an ideal candidate for the position,” stated FHLBI Board Chairman Paul Clabuesch. “Cindy helped navigate the bank through the financial crisis, and the Board and I are confident that she will effectively lead the FHLBI through the persistent challenges of the evolving financial services and mortgage product marketplace.”

In accepting the position, Ms. Konich said, “I'm grateful for the Board's confidence in me. I look forward to working with our outstanding staff as we serve our members in Indiana and Michigan by continuing to meet their liquidity needs, providing a secondary market for their mortgage loan sales, supporting their affordable housing and community development initiatives and delivering an attractive return on their investment in our bank.”

Ms. Konich earned both a BA in economics and an MBA in finance from Indiana University, Bloomington. She is also a Certified Public Accountant. She succeeds Milton J. Miller, who led the FHLBI from 2007 until his retirement on July 1, 2013.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.